SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):    May 14, 2002

CLEVELAND-CLIFFS INC

(Exact name of registrant as specified in its charter)

OHIO	1-8944	34-1464672

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Superior Avenue, Cleveland, Ohio	44114

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (216-694-5700)

(Former name or former address, if changed since last report)

ITEM 9.    Regulation FD Disclosure.

Cleveland-Cliffs Inc published a News Release on May 14, 2002 as follows:

Brinzo Reports on State of the Company
At Cleveland-Cliffs Annual Shareholders Meeting

     CLEVELAND, OH — May 14, 2002 — At the Cleveland-Cliffs Inc (NYSE:CLF) Annual Meeting of Shareholders today, John S. Brinzo, Chairman and Chief Executive Officer, reported on the State of the Company. Following is the text of Brinzo’s remarks:

     Before I make any comments, I would like to give special recognition and express the gratitude of the management team and the Board to Dr. Leslie L. Kanuk who is retiring from the Board today. Leslie provided eleven years of very constructive service on our Board and she will be missed.

     Since our Annual Report includes a full review of 2001, I will make only a few remarks about last year. Needless to say, 2001 was a very difficult year. The worst business fundamentals in the North American steel industry in modern times culminated with our Company recording its first operating loss since 1986. Despite the disappointing financial results, we had a number of major accomplishments in 2001which have set the stage for a much improved outlook, starting in 2002.

     Steel industry fundamentals in the United States and Canada have turned positive in 2002 with operating rates and steel prices increasing significantly since the beginning of the year. The demand for iron ore has started to improve to a level we haven’t seen the last few years. The resumption of steelmaking activities at the former LTV facilities by International Steel Group will be another major positive development. Our new sales contract with ISG has increased our pellet sales forecast for the year 2002 to about 13 million tons. Sales to ISG are expected to be at least 1.5 million tons in 2002, and about 5 million tons per year over the remainder of the 15-year contract. We believe ISG will be the model for a revitalized North American steel industry.

     Our new contract with ISG is expected to allow Cliffs to operate at near capacity levels beginning in 2003. While this volume increase is crucial for eliminating idle costs, we continue to focus on aggressively reducing production costs and are taking decisive actions to increase the competitive position of all of our mines. We must produce and deliver iron ore pellets that meet or beat the competition in terms of quality and cost to keep the customers we have and gain market share from our competitors.

     We must also help our blast furnace customers stay in business and incentivise them to operate their blast furnaces rather than importing foreign steel slabs or developing electric furnace capacity to replace their blast furnaces. Most importantly, we must achieve this objective in a way that allows Cliffs to be profitable and attractive to investors.

     Every segment of our organization is focused on improving the competitive position of our mines from the standpoint of both cost and quality. Our cost reduction initiatives are managed through a corporate wide program termed “ForCE 21” (For Competitive Excellence in the 21st Century). This program, which is designed to produce organizational and operational excellence through employee involvement and cultural change, is accelerating change throughout the Company, with a focus on improvements in costs, safety and quality. The program has achieved impressive results in a number of areas, and we are optimistic about its potential as the program expands.

     We have significantly reduced headcount, outsourced information technology and streamlined our corporate and central services staff. Our productivity is at record levels and rising. I recently had occasion to compare the productivity statistics of our Michigan mines in the mid-70’s with today’s statistics. In both periods, we had about the same production capacity, 14 million tons. However, in 1976 we had 3,900 employees in Michigan versus 1,700 employees today.

     A major effort is currently underway in Michigan that would combine the Empire and Tilden Mines into one operation capable of producing up to 14 million tons of pellets per year. Under the plan called TEC, which stands for Tilden and Empire Combined, most of the mining and processing facilities of both mines would be utilized, but TEC would be managed and operated as one unit to realize the cost synergies of consolidation. At this time, we would expect to implement TEC in the third quarter.

     In searching for cost reduction opportunities we are, as you might expect, most interested in those opportunities that require little or no capital. At the Hibbing Mine, which has reduced its workforce by 9 percent, or 70 people, we are optimizing the utilization of mine assets and significantly reducing maintenance costs by improved planning and scheduling of maintenance. Annual maintenance costs have been reduced by $8 million, or $1 per ton.

     Cliffs has a strong commitment to the safety and well being of all employees and regards safety as a cost-saving opportunity. A safe operation is an efficient operation. One area of our business that made us particularly proud in 2001 was our continuing improvement in safety. Improved results are largely the result of employing a program where all employees are accountable for safety.

     We believe consolidation of the North American iron ore industry is strategically consistent with the needs of our steel company partners and customers, and we are pursuing a strategy to reposition Cliffs in the iron ore business. Cliffs has traditionally operated its iron ore pellet business through partnerships with integrated steel companies. The Company has managed and held minority ownership positions in partnership mines. Historically, Cliffs’ earnings in the pellet business have come from three principal sources:

•	royalty income from leasing iron ore reserves to the Tilden and Empire Mines
•	management fee income from managing partnership mines
•	merchant sales of pellets

     While the mine partnerships have been successful, Cliffs and its partners have reached a point where the model needs to be changed. Our partners need their cash flow for making steel, not mining and processing iron ore. Cliffs’ fundamental objective in operating the mines is maximum long-term profitability and productivity,

     With most, if not all, of our partners looking for an opportunity to exit their ownership positions, we are excited about the opportunity to restructure our mines by converting “partners” to “customers” with long-term pellet supply contracts. We will replace royalty and management fee income with profit margin on pellet sales. The transaction we completed with Algoma Steel earlier in this year was only the first step in this endeavor. While there are risks in moving to the new business model, there are opportunities as well. We are not going to sit back and let the world change around us. We intend to be proactive and lead the change so that we construct a business structure that is in the best interests of Cliffs’ shareholders, employees and other constituencies.

     While Cliffs’ priorities are currently focused on the Company’s core iron ore pellet business, we have not lost interest in developing a significant ferrous metallics business. The deterioration of the market for ferrous metallics products caused us to idle our Trinidad HBI plant in the fourth quarter of 2001, but we are poised to restart the facility if market conditions justify. Higher steel prices and demand have resulted in higher scrap prices, and the price of imported pig iron is currently $125 to $130 per ton in New Orleans after reaching a bottom of $99 per ton in November 2001. While the market for HBI is limited, the current price talk would be about $105 per ton in New Orleans. At these prices, CAL would be cash positive when operating at capacity. However, we need to see a sustained improvement in demand before we restart the Trinidad plant.

     Last month, we signed an agreement to participate in Phase II of the Mesabi Nugget Project. Other participants include Kobe Steel, Steel Dynamics, Ferrometrics, and the State of Minnesota. As we speak, a $24 million pilot plant is being constructed at Cliffs’ Northshore Mine to test and develop Kobe’s technology for converting iron ore into nearly pure iron in nugget form. Iron nuggets would be used as an alternative or supplement to pig iron in the steelmaking process. Cliffs’ contribution to the project, through the pilot plant testing and development phase, is $4.5 million. If the pilot plant is successful, construction of a commercial size facility capable of producing 300,000 tons annually could start as early as 2004. This project, which would build our position as a supplier of metallics to the EAF market, is particularly attractive because it utilizes our Northshore assets.

     The year 2002 is shaping up to be a pivotal year for the iron and steel industry, and for Cliffs, as we seek to capitalize on our opportunities and lead the remaking the iron ore business in the United States. We seek creative ways to work with those who are involved in restructuring the steel business and firmly believe that a transformed steel industry will continue to be significant to the US economy. We realize that success in executing our business plan is critical to everyone that has a stake in Cliffs’ future. We are confident that we will prevail in our mission to better serve a “new” steel industry and restore Cliffs’ shareholder value.

* * * * * * * * * *

     At today’s meeting, the shareholders approved the appointment of Ernst & Young LLP as Cliffs’ independent auditors, and re-elected the following individuals as Directors of the Company:

•	John S. Brinzo, Chairman and Chief Executive Officer of the Company.

•	Ronald C. Cambre, Former Chairman and Chief Executive Officer of Newmont Mining Corporation.

•	Ranko Cucuz, Former Chairman and Chief Executive Officer of Hayes Lemmerz International, Inc.

•	David H. Gunning, Vice Chairman of the Company.

•	James D. Ireland III, Managing Director of Capital One Partners, Inc.

•	Francis R. McAllister, Chairman and Chief Executive Officer of Stillwater Mining Company.

•	John C. Morley, President of Evergreen Ventures, LLC and Retired President and Chief Executive Officer of Reliance Electric Company.

•	Stephen B. Oresman, President of Saltash Ltd.

•	Alan Schwartz, Professor at Yale Law School and Yale School of Management.

     Cleveland-Cliffs is the largest supplier of iron ore products to the North American steel industry and is developing a significant ferrous metallics business. Subsidiaries of the Company manage and hold equity interests in five iron ore mines in Michigan, Minnesota and Eastern Canada. Cliffs has a major iron ore reserve position in the United States and is a substantial iron ore merchant. References in this news release to “Cliffs” and “Company” include subsidiaries and affiliates as appropriate in the context.

     This news release contains predictive statements that are intended to be made as “forward-looking” within the safe harbor protections of the private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties.

     Actual results may differ materially from such statements for a variety of factors; such as: demand for iron ore pellets by North American integrated steel producers due to changes in steel utilization rates, operational or start-up factors, electric furnace production or imports of semi-finished steel or pig iron; changes in the financial condition of the Company’s partners and/or customers; rejection of major contracts and/or venture agreements by customers and/or participants under provisions of the U. S. Bankruptcy Code; changes in imports of steel, iron ore, or ferrous metallic products; changes in the market price of HBI and expected idle costs of CAL; events or circumstances that could impair or adversely impact the viability of a mine or other operation and the carrying value of associated assets; and changes in domestic or international economic and political conditions.

     Reference is made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in the Company’s Annual Report for 2001 and Reports on Form 10-K and 10-Q and previous news releases filed with the Securities and Exchange Commission, which are available publicly on Cliffs’ web site. The information contained in this document speaks as of the date of this news release and may be superceded by subsequent events.

SIGNATURE

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CLEVELAND-CLIFFS INC

By:	/s/ C. B. Bezik

Name: C. B. Bezik Title: Senior Vice President-Finance

Dated: May 16, 2002